DIOMED HOLDINGS, INC. COMPLETES $10.6 MILLION FINANCING

ANDOVER, MA-- October 26, 2004 --Diomed Holdings, Inc. (AMEX: DIO), a leading developer and marketer of minimally invasive medical technologies, today announced that it has completed its recently announced $10.6 million private placement financing.


"The completion of this financing provides additional critical resources to continue our aggressive growth strategy," commented James Wylie, Diomed's President and Chief Executive Officer. "With the increasing level of investment in this highly attractive market space, Diomed is well positioned to defend its position as the global market leader in endovenous laser treatment of varicose veins and its solid intellectual property investment."


The private placement financing consists of $7 million in senior convertible debt and $3.6 million in common stock. The debt is convertible at $2.29 per share and bears interest at the six month LIBOR rate plus 400 basis points. The convertible debt has a four-year term and is payable at maturity in cash or stock, at the Company's option, subject to certain restrictions. The $3.6 million in common stock was purchased at $1.53 per share. The terms of the transaction include 50% warrant coverage with a 5-year term and an exercise price of $2.10 per share for both equity and debt components.


"We are particularly pleased with the participation by a number of top medically-oriented institutional investors, as well as follow-on investment by a number of existing investors," stated David Swank, the Company's Chief Financial Officer. "This provides further confirmation of the market's belief in the Company's solid growth potential."


The Company has agreed to register the underlying shares with the Securities and Exchange Commission.


About Diomed


Diomed develops and commercializes minimally invasive medical procedures that use its proprietary laser technologies and disposable products. Diomed focuses on EndoVenous Laser Treatment (EVLT(R)) for use in varicose vein treatments, photodynamic therapy (PDT) for use in cancer treatments, and dental and general surgical applications. The EVLT(R) procedure and the Company's related products were cleared by the United States FDA in January of 2002. Along with lasers and single-use procedure kits for EVLT(R), the Company provides its customers with state of the art physician training and practice development support. Additional information is available on the Company's website, www.evlt.com. EVLT(R) is a registered trademark of Diomed Inc., Andover, MA.


Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with trends in the products markets, reliance on third party distributors in various countries outside the United States, reoccurring orders under OEM contracts, market acceptance risks, technical development risks and other risk factors. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "may," "will," "should," "potential," "expects," "anticipates," "intends," "plans," "believes" and similar expressions. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. Our actual results could differ materially from those discussed in these statements. Our Annual Report on Form SEC 10-KSB/A (the "Annual Report") contains a discussion of certain of the risks and uncertainties that affect our business. We refer you to the "Risk Factors" on pages 19 through 32 of the Annual Report for a discussion of certain risks, including those relating to our business as a medical device company without a significant operating record and with operating losses, our risks relating to our commercialization of our current and future products and applications and risks relating to our common stock and its market value. Diomed disclaims any obligation or duty to update or correct any of its forward-looking statements.


Contact:

     Diomed Holdings, Inc.
     Christopher J. Geberth, 866-434-6633 or 978-824-1816
     investor-relations@diomedinc.com
     or
     Cameron Associates
     Investor Relations:
     Al Palombo, 212-554-5488
     al@cameronassoc.com